EXHIBIT 99.1

BOARD CHANGES

Denver 1600 hours November 4th, 2015, Perth 0700 hours November 5th, 2015

The Directors of Samson Oil & Gas Limited (“the Company”) (ASX:SSN) wish to announce the appointment of Mr Neil Fearis as a Non-Executive Director of the Company.

Mr Fearis is a leading corporate and commercial lawyer in Western Australia specalising in mergers and acquisitions, capital raisings and corporate reconstructions, with a particular focus on the mining and resources sector. He has been in practice for more than 35 years and worked as a commercial lawyer in London, Sydney and Perth. He provides corporate and commercial legal advice to public company clients and has advised on some of the largest corporate transactions ever undertaken in Australia.

He has been a Director of a number of ASX and TSX-listed companies, primarily though not exclusively in the resources sector. He is currently Non-Executive Chairman of Tiger Resources Limited and serves as a Non-Executive Director on the Boards of Jacka Resources Limited and Golden Cross Resources Limited.

Mr Fearis’s appointment to the Board follows the retirement of Mr Keith Skipper as a director at the Company’s Annual General Meeting held on 29 October 2015.

For and on behalf of the Board of

SAMSON OIL & GAS LIMITED

TERRY BARR

Managing Director

Cell Phone: 970 389 5047